As filed with the Securities and Exchange Commission on October 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NextEra Energy Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	30-0818558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Universe Boulevard Juno Beach, Florida	33408
(Address of Principal Executive Offices)	(Zip Code)

NextEra Energy Partners, LP 2024 Long Term Incentive Plan

(Full title of the plan)

Charles E. Sieving, Esq.

General Counsel

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

(Name and address of agent for service)

(561) 694-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the NextEra Energy Partners, LP 2024 Long Term Incentive Plan. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

NextEra Energy Partners, LP (referred to herein as “NEP,” “we,” “us,” “our” and “registrant”) incorporates by reference herein the following documents filed by NEP with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portion of such documents or information therein deemed to have been furnished and not filed in accordance with SEC rules:

•

our Annual Report on Form 10-K for the year ended December  31, 2023 (including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 5, 2024 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024;

•	our Current Report on Form 8-K filed with the SEC on May 6, 2024; and

•

the description of our common units representing limited partnership interests in NEP contained in Exhibit 4.11 to our Annual Report on Form 10-K for the year ended December 31, 2023, and including any further amendment or report filed for the purpose of updating such description.

In addition, all documents filed by NEP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein. All such incorporated documents shall be deemed to be a part of this registration statement from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

NextEra Energy Partners, LP

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. As permitted by the Delaware Revised Uniform Limited Partnership Act and pursuant to our partnership agreement, we will generally indemnify our and our general partner’s officers, directors and affiliates to the fullest extent permitted by the law against all losses, claims, damages or similar events.

Our general partner has entered into indemnification agreements with our directors under which it has agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was a director of us and to advance expenses as incurred by or on behalf of such person in connection therewith.

An affiliate of our general partner has purchased insurance against liabilities asserted against and expenses incurred by our directors and executive officers, as well as our general partner’s directors and executive officers, regardless of whether we would have the power to indemnify such persons against such liabilities under our partnership agreement.

NextEra Energy Partners GP, Inc.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that directors and certain specified officers of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except where the director or officer, as applicable, breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, solely with respect to a director, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, obtained an improper personal benefit, or, solely with respect to an officer, in any action by or in the right of the corporation. Our general partner’s certificate of incorporation provides for this limitation of liability solely with respect to directors.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Our general partner’s bylaws provide that it must indemnify its directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

The indemnification rights described above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our partnership agreement, our general partner’s certificate of incorporation, our general partner’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

We herewith file or incorporate by reference the exhibits listed below:

Number	Description

4.1*	Fifth Amended and Restated Agreement of Limited Partnership of NextEra Energy Partners, LP, dated as of November 12, 2019 (filed as Exhibit 3.1 to Form 8-K dated November 12, 2019, File No. 1-36518).

4.2*	Certificate of Limited Partnership of NextEra Energy Partners, LP (filed as Exhibit 3.3 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

4.3*	Certificate of Incorporation of NextEra Energy Partners GP, Inc. (filed as Exhibit 3.5 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

4.4*	Bylaws of NextEra Energy Partners GP, Inc. (filed as Exhibit 3.6 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

4.5*	Fourth Amended and Restated Agreement of Limited Partnership of NextEra Energy Operating Partners, LP, dated as of December 27, 2023 (filed as Exhibit 10.1 to Form 8-K dated December 27, 2023, File No. 1-36518).

4.6*	Certificate of Limited Partnership of NextEra Energy Operating Partners, LP (filed as Exhibit 3.4 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

4.7*	Exchange Agreement by and among NextEra Energy Equity Partners, LP, NextEra Energy Operating Partners, LP, NextEra Energy Partners GP, Inc. and NextEra Energy Partners, LP, dated as of July 1, 2014 (filed as Exhibit 10.5 to Form 8-K dated July 1, 2014, File No. 1-36518).

4.8*	Amendment No. 1 to Exchange Agreement by and among NextEra Energy Equity Partners, LP, NextEra Energy Operating Partners, LP, NextEra Energy Partners GP, Inc. and NextEra Energy Partners, LP, dated as of July 5, 2016 (filed as Exhibit 10 to Form 10-Q for the quarterly period ended June 30, 2016, File No. 1-36518).

4.9*	NextEra Energy Partners, LP 2024 Long Term Incentive Plan (filed as Exhibit 10.4 to Form 10-Q for the quarterly period ended March 31, 2024, File No. 1-36518).

5	Opinion of Hogan Lovells US LLP regarding validity of the common units.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5).

24	Powers of Attorney (included on the signature page of this registration statement).

107	Filing Fee Table.

*	Incorporated herein by reference as indicated.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Juno Beach, State of Florida, on the 23rd day of October, 2024.

NEXTERA ENERGY PARTNERS, LP

By:	/s/ John W. Ketchum
Name:	John W. Ketchum
Title:	Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Charles E. Sieving his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all successor registration statements relating to the same offering as this registration statement, including any filings pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Ketchum John W. Ketchum	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	October 23, 2024

/s/ Brian W. Bolster Brian W. Bolster	Chief Financial Officer (Principal Financial Officer) and Director	October 23, 2024

/s/ James M. May James M. May	Controller and Chief Accounting Officer (Principal Accounting Officer)	October 23, 2024

/s/ Susan Davenport Austin Susan Davenport Austin	Director	October 23, 2024

/s/ Robert J. Byrne Robert J. Byrne	Director	October 23, 2024

/s/ Mark E. Hickson Mark E. Hickson	Director	October 23, 2024

/s/ Peter H. Kind Peter H. Kind	Director	October 23, 2024

/s/ Rebecca J. Kujawa Rebecca J. Kujawa	Director	October 23, 2024